Exhibit 99.1

American Public Education Reports Second Quarter 2015 Results

CHARLES TOWN, W.Va.--(BUSINESS WIRE)--August 10, 2015--American Public Education, Inc. (NASDAQ: APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing (HCON) – announced financial results for the quarter ended June 30, 2015.

Recent Results:

  Second quarter 2015 consolidated revenue decreased 6.1% to $80.3 million, compared to $85.5 million in the same period of 2014.
  Consolidated income from operations before interest income and income taxes in the second quarter of 2015 decreased to $11.6 million, compared to $15.8 million in the same period of 2014.
  Net income for the second quarter of 2015 decreased to $7.1 million, or $0.42 per diluted share, compared to $9.8 million, or $0.56 per diluted share, in the same period of 2014.
  At American Public University System, net course registrations in the second quarter of 2015 decreased approximately 7% year-over-year and net course registrations by new students in the second quarter of 2015 decreased approximately 19% year-over-year. The decline in total net course registrations by new students was primarily the result of a 32% year-over-year decline in net course registrations by new students who use Federal Student Aid as their primary funding source.
  As of June 30, 2015, active student enrollment at American Public University System decreased 5.8% to 104,400 students, compared to 110,800 students at June 30, 2014.
  As of June 30, 2015, student enrollment at Hondros College of Nursing increased 9% to approximately 1,530 students, compared to 1,410 students as of June 30, 2014.

Financial Results:

Total consolidated revenue for the second quarter of 2015 decreased 6.1% to $80.3 million, compared to total revenue of $85.5 million in the second quarter of 2014. Consolidated income from operations before interest income and income taxes in the second quarter of 2015 was $11.6 million, compared to $15.8 million in the second quarter of 2014. Net income for the second quarter of 2015 was $7.1 million, or $0.42 per diluted share, compared to net income of $9.8 million, or $0.56 per diluted share for the second quarter of 2014. The weighted average diluted shares outstanding for the second quarter of 2015 and 2014 were approximately 16.9 million and 17.5 million, respectively.

For the six months ended June 30, 2015, total revenue decreased 4.8% to $165.7 million, compared to total revenue of $174.0 million in the prior year period. Income from operations before interest income and income taxes for the six months ended June 30, 2015 was $26.0 million, compared to $32.6 million in the prior year period. Net income for the six months ended June 30, 2015 was $15.9 million, or $0.93 per diluted share, compared to net income of $20.2 million, or $1.15 per diluted share in the prior year period. The weighted average diluted shares outstanding for the six months ended 2015 and 2014 were approximately 17.1 million and 17.6 million, respectively.

Total cash and cash equivalents as of June 30, 2015 were approximately $103.7 million with no long-term debt. Capital expenditures were approximately $12.8 million for the six months ended June 30, 2015, compared to $9.2 million in the prior year period. Depreciation and amortization was $9.3 million for the six months ended June 30, 2015, compared to $7.8 million for the same period of 2014.

Enrollments and Registrations:

American Public University System[1]
For the three months ended June 30,	2015	2014	% Change
Net Course Registrations by New Students	13,500	16,700	-19%
Net Course Registrations	89,000	96,100	-7%

For the six months ended June 30,	2015	2014	% Change
Net Course Registrations by New Students	28,300	34,400	-18%
Net Course Registrations	188,600	202,000	-7%

As of June 30,
Active Student Enrollment[2]	104,400	110,800	-6%

Hondros College of Nursing[3]
As of June 30,	2015	2014	% Change
New Student Enrollment	400	380	5%
Total Student Enrollment	1,530	1,410	9%

1APUS Net Course Registrations represent the approximate aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. 2APUS Active Student Enrollment represents the number of unique students who are currently enrolled in a course past the first week of class or who have completed at least one course for which a grade was received within the last 12 months. 3HCON Student Enrollment represents the approximate number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

Third Quarter 2015 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

For the quarter ending September 30, 2015, American Public Education anticipates consolidated revenues to decrease between approximately 11% and 7% year-over-year, compared to the prior year period of 2014. The Company expects consolidated net income of between $0.36 and $0.41 per diluted share for the quarter ending September 30, 2015.

American Public Education also expects the following results from its subsidiaries for the quarter ending September 30, 2015:

  At American Public University System, net course registrations by new students are expected to decrease between 23% and 19% year-over-year and total net course registrations are expected to decrease between 8% and 4% year-over-year.
  At Hondros College of Nursing, new student enrollment decreased by approximately 6% year-over-year and total student enrollment increased by approximately 5% year-over-year in the third quarter of 2015.

Webcast:

A live webcast of the Company’s earnings conference call for the quarter ended June 30, 2015 will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve more than 100,000 adult learners worldwide and offer approximately 100 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate," "believe," “seek,” "could," "estimate," "expect," "intend," "may," "should," "will" and "would.” These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, and expected earnings. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2015	2014
	(Unaudited)

Revenues	$80,263	$85,463
Costs and expenses:
Instructional costs and services	29,696	30,197
Selling and promotional	16,152	16,982
General and administrative	18,141	18,491
Depreciation and amortization	4,698	3,958

Total costs and expenses	68,687	69,628

Income from operations before interest income and income taxes	11,576	15,835
Interest income	31	98

Income before income taxes	11,607	15,933
Income tax expense	4,548	6,173
Equity investment income (loss), net of taxes	14	42

Net income	$7,073	$9,802

Net Income per common share:
Basic	0.42	0.56
Diluted	0.42	0.56

Weighted average number of common shares:
Basic	16,820	17,367
Diluted	16,923	17,473

	Three Months Ended
Segment Information:	June 30,
	2015	2014
Revenues:
American Public Education, Inc.	$72,578	$78,295
Hondros College of Nursing	$7,685	$7,168
Income from operations before interest income and income taxes:
American Public Education, Inc.	$10,815	$15,052
Hondros College of Nursing	$761	$783

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2015	2014
	(Unaudited)

Revenues	$165,707	$174,016
Costs and expenses:
Instructional costs and services	59,956	61,545
Selling and promotional	33,171	34,049
General and administrative	37,246	38,015
Depreciation and amortization	9,287	7,847

Total costs and expenses	139,660	141,456

Income from operations before interest income and income taxes	26,047	32,560
Interest income	41	179

Income before income taxes	26,088	32,739
Income tax expense	10,198	12,500
Equity investment income (loss), net of taxes	(24)	(1)

Net income	$15,866	$20,238

Net Income per common share:
Basic	0.93	1.16
Diluted	0.93	1.15

Weighted average number of common shares:
Basic	16,972	17,440
Diluted	17,102	17,626

	Six Months Ended
Segment Information:	June 30,
	2015	2014
Revenues:
American Public Education, Inc.	$150,030	$159,644
Hondros College of Nursing	$15,677	$14,372
Income from operations before interest income and income taxes:
American Public Education, Inc.	$24,131	$31,079
Hondros College of Nursing	$1,916	$1,481

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA, 304-885-5371
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Vice President, Investor Relations